Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of GCL Global Holdings Ltd on Amendment No.3 to Form F-4 (File No. 333-280559) of our report dated August 12, 2024, with respect to our audits of the consolidated balance sheets of GCL Global Limited as of March 31, 2024 and 2023, the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the two years in the period ended March 31, 2024 which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Marcum Asia CPAs LLP

/s/ Marcum Asia CPAs LLP

New York, New York

November 12, 2024

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com